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                       September 6, 2023

       Pamela Connealy
       Chief Financial Officer
       Pyxis Oncology, Inc.
       321 Harrison Avenue
       Boston, MA 02118

                                                        Re: Pyxis Oncology,
Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Form 10-Q for the
quarterly period ended June 30, 2023
                                                            File No. 001-40881

       Dear Pamela Connealy:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences